FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-05

WFRBS COMMERCIAL MORTGAGE TRUST 2012-C10 (WFRBS 2012-C10) PUBLIC NEW ISSUE $1,160.364MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES and RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDY	SIZE($MM)	WAL	C/E	Launch
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	82.960	2.45	30.000%	32
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	85.912	4.84	30.000%	50
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	521.167	9.88	30.000%	95
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	123.890	7.36	30.000%	85
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	127.297	9.99	20.250%	130
B	AA(low)(sf)/AA-(sf)/Aa3(sf)	76.705	9.99	14.375%	180
C	A(low)(sf)/A-(sf)/A3(sf)	42.433	9.99	11.125%	250

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/KBRA/MDY	SIZE($MM)	WAL	C/E
A-FL	AAA(sf)/AAA(sf)/AAA(sf)	100.000	9.71	30.000%
D	BBB(low)(sf)/BBB-(sf)/Baa3(sf)	52.224	9.99	7.125%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,305,613,775
NUMBER OF LOANS:	85
NUMBER OF PROPERTIES:	122
WA CUT-OFF LTV:	62.6%
WA BALLOON LTV:	51.9%
WA U/W DSCR:	1.82x
WA U/W NOI DEBT YIELD:	11.8%
WA MORTGAGE RATE:	4.495%
TOP TEN LOANS %:	48.9%
WA TERM TO MATURITY (MOS):	115
WA AMORTIZATION TERM (MOS):	337
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (50.3%), RBS (29.7%), LIG I (12.5%),
Basis (4.2%), C-III (3.3%)

TOP 5 PROPERTY TYPES:	RT(43.8%),HOT(18.8%),OF(17.2%),IND(6.8%),SS(4.5%)

TOP 5 STATES:	NC(18.1%),CO(9.6%),FL(8.9%),OH(7.0%),IL(6.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
SUBORDINATE CLASS REP:	EIGHTFOLD REAL ESTATE CAPITAL FUND II, L.P.

TIMING
ANTICIPATED PRICING:	This Afternoon
ANTICIPATED SETTLEMENT:	DECEMBER 19, 2012

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com<mailto:wfs.cmbs@wellsfargo.com>.

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